Exhibit 99.1

Accentia Biopharmaceuticals Announces that FDA grants Orphan Drug Status for Revimmune™ Therapy for the Treatment of Two Autoimmune Diseases:

Systemic Sclerosis & Hemolytic Anemia

TAMPA, FL – June 23, 2011 – Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”) today announced that the U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation to Revimmune™, the Company’s proprietary system-of-care based on high-dose administration of Cytoxan® (cyclophosphamide), for the treatment of two autoimmune disease indications, systemic sclerosis and autoimmune hemolytic anemia. Based on an exclusive world-wide license from Johns Hopkins University and a strategic agreement with Baxter Corporation, Accentia intends to conduct multiple clinical trials evaluating Revimmune therapy for the treatment of a range of autoimmune diseases including multiple sclerosis.

With FDA Orphan Drug Status, Accentia gains seven years of market exclusivity for Revimmune for systemic sclerosis and autoimmune hemolytic anemia upon its approval by the FDA thereby offering competitive protection from similar drugs of the same class. Orphan Drug Status also provides Accentia with eligibility to receive potential tax credit benefits, potential grant funding for research and development and significantly reduces the requisite filing fees for marketing applications.

Accentia’s Chief Scientific Officer, Dr. Carlos Santos, Ph.D., commented, “There is an urgent unmet medical need for new treatments for systemic sclerosis and autoimmune hemolytic anemia, as nearly 100,000 patients in the U.S. alone are living with one of these highly debilitating and often deadly autoimmune diseases. Current treatment options, especially in severe cases, are limited with some patients left with no choice but to endure high-risk treatment approaches. However, preliminary open label studies conducted by physicians at Johns Hopkins University have shown that Revimmune therapy is capable of ‘rebooting’ the immune system by eliminating the circulating cells perpetuating the autoimmunity for patients suffering from either systemic sclerosis or autoimmune hemolytic anemia. Studies published by Johns Hopkins researchers have shown that the majority of those patients treated with Revimmune therapy achieved meaningful clinical benefit and in some cases even underwent complete remissions*.”

Last week, Accentia announced that the Company had entered into a definitive financing agreement for $4 million to support the development of Revimmune™. ROTH Capital Partners, LLC acted as the exclusive placement agent to Accentia on the transaction.

*	Sources: Tehlirian et al. 2008; and Moyo, Smith et al. 2002

About Revimmune™

Accentia holds the worldwide exclusive license to Revimmune for the treatment of autoimmune diseases, such as multiple sclerosis. Developed by Dr. Richard Jones, Dr. Robert Brodsky, and colleagues at Johns Hopkins University School of Medicine, Revimmune uses an already-approved active pharmaceutical (Cytoxan®) in a novel, patent-pending system-of-care capable of “rebooting” a patient’s immune system. Revimmune therapy is believed to act by completely eliminating mature lymphocytes throughout the body while selectively sparing immune stem cells in the bone marrow. Shortly following a course of Revimmune, a natural “rebooting” process takes place as bone marrow stem cells repopulate the immune system with healthy immune cells that no longer possess the traits of autoimmunity.

A strategic agreement with Baxter Healthcare Corporation (NYSE: “BAX”) provides Accentia with the exclusive, worldwide right to purchase Baxter’s cyclophosphamide, which is marketed under the brand name Cytoxan®, for the treatment of designated autoimmune diseases including multiple sclerosis.

About Accentia Biopharmaceuticals, Inc.

Headquartered in Tampa, Florida, Accentia Biopharmaceuticals, Inc. (OTCQB: “ABPI”) is committed to advancing the autoimmune disease therapy, Revimmune™, as a comprehensive system of care and drug regimen designed for the treatment of autoimmune diseases. Revimmune therapy includes an ultra-high-dose regimen of Cytoxan® (cyclophosphamide), exclusively supplied via a strategic agreement with Baxter Healthcare Corporation. Clinical trials for Revimmune are being planned for the treatment of multiple autoimmune indications.

Accentia holds a majority-ownership stake in Biovest International, Inc. (OTCQB: “BVTI”), an emerging leader in the field of active personalized immunotherapies. In collaboration with the National Cancer Institute, Biovest has developed a patient-specific, cancer vaccine, BiovaxID®, with three clinical trials completed, including a Phase III study for the treatment of follicular non-Hodgkin’s lymphoma.

Additionally, Accentia’s wholly-owned subsidiary, Analytica International, Inc. based in New York City, is a global research and strategy consulting firm that provides professional services to the pharmaceutical and biotechnology industries. Since 1997, Analytica has expertly directed research studies and projects, including traditional health economic modeling projects, database studies, structured reviews, heath technology assessments, reimbursement analyses, and value dossiers.

For further information, please visit: http://www.Accentia.net

Accentia Biopharmaceuticals, Inc. Corporate Contact:

Douglas Calder, Vice President, Strategic Planning & Capital Markets

Phone: (813) 864-2554, ext.258 / Email: dwcalder@accentia.net

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune™, BiovaxID® and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.